1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co. Reports
Fourth-Quarter/Twelve-Month 2012 Results

HIGHLIGHTS

o
On December 5, 2012, McMoRan entered into an agreement whereby Freeport-McMoRan Copper & Gold Inc. (FCX) would acquire McMoRan for per-share consideration consisting of $14.75 in cash and 1.15 units of a royalty trust, which will hold a 5 percent overriding royalty interest in future production from McMoRan’s existing ultra-deep exploration prospects.  The transaction, which is subject to McMoRan shareholder approval, is expected to close in the second quarter of 2013.

o	McMoRan currently has two onshore ultra-deep exploration prospects in-progress:
o	Lineham Creek prospect – Encountered positive results above 24,000 feet in November 2012; currently drilling below 26,500 feet to proposed total depth of 29,000 feet to evaluate primary targets.
o	Lomond North prospect in Highlander area – Currently drilling below 13,500 feet with a proposed total depth of 30,000 feet.
o	Ultra-Deep development opportunities include:
o
Blackbeard West No. 2 reached total depth of 25,584 feet in January 2013.  Initial completion efforts are expected to focus on the development of laminated sands in the Middle Miocene located at approximately 24,000 feet.

o	Operations to flow test Davy Jones No. 1 are ongoing. Completion and testing of Davy Jones No. 2 expected to commence following review of results from Davy Jones No. 1.
o	Development plans for Blackbeard East and Lafitte are pending approval by the Bureau of Safety and Environmental Enforcement (BSEE).
o	Fourth-quarter 2012 production averaged 119 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, and 137 MMcfe/d for the twelve months ended December 31, 2012.
o
Operating cash flows totaled $(28.9) million for the fourth quarter of 2012, including $31.0 million in working capital uses and $28.4 million in abandonment expenditures, and $33.7 million for the twelve months of 2012.

o	Capital expenditures totaled $89.5 million in the fourth quarter of 2012 and $505.1 million for the twelve months of 2012.
o	Cash at December 31, 2012 totaled $114.9 million.
o
In January 2013 completed sale of the Laphroaig field for $80 million.  After closing adjustments, the combined cash proceeds from the Laphroaig transaction and the two transactions completed in the fourth quarter of 2012 totaled $135.9 million.

o
Year-end 2012 proved reserves of oil, natural gas and natural gas liquids totaled 206.9 billion cubic feet of natural gas equivalents (Bcfe) based on independent reservoir engineers’ preliminary estimates.  Amounts exclude pending results from ultra-deep activities.

NEW ORLEANS, LA, January 18, 2013 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $1.2 million, $0.01 per share, for the fourth quarter of 2012 compared with net income of $28.4 million, $0.16 per share, for the fourth quarter of 2011.  Fourth quarter 2012 results include $39.7 million in net gains associated with the sale of two traditional Gulf of Mexico (GOM) property packages.  For the year 2012, McMoRan reported a net loss attributable to common stock of $145.6 million, $0.90 per share, compared with $58.8 million, $0.37 per share, for the year 2011.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “The geologic data from our drilling results on seven wells associated with the ultra-deep sub-salt trend indicate significant resource potential on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area.  These results, combined with advances in proprietary technologies required to develop and produce these large structures, establish a multi-year program to unlock a significant long-term natural gas resource.  Through the proposed acquisition transaction, McMoRan shareholders will receive cash compensation for the value potential of this emerging new trend and an ongoing participation through the distribution of royalty trust units.”

SUMMARY FINANCIAL TABLE*

	Fourth Quarter				Twelve Months
	2012		2011		2012		2011
	(In thousands, except per share amounts)
Revenues	$84,170		$121,919		$376,888		$555,414
Operating income (loss)	10,724		43,189		(91,646)		1,368
Income (loss) from continuing operations	10,767		43,385		(97,033)		(6,604)
Loss from discontinued operations	(1,688)		(4,642)		(7,261)		(9,364)
Net income (loss) applicable to common stock(a,b,c)	(1,207	) d	28,400	e	(145,570	) d	(58,768	) e
Diluted net income (loss) per share: Continuing operations	$(0.00)		$0.19		$(0.86)		$(0.31)
Discontinued operations	(0.01)		(0.03)		(0.04)		(0.06)
Applicable to common stock	$(0.01)		$0.16		$(0.90)		$(0.37)
Diluted average shares outstanding	161,928		181,436		161,702		159,216
Operating cash flows(f)	$(28,878)		$48,535		$33,650		$227,048
EBITDAX(g)	$37,022		$67,558		$180,073		$309,815
Capital Expenditures	$89,505		$105,606		$505,132		$509,494

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s 2012 Form 10-K, the related costs incurred through December 31, 2012 would be charged to expense in McMoRan’s 2012 financial statements.  At December 31, 2012 McMoRan’s total drilling costs for its nine in-progress or unproven wells totaled $1,828.2 million, including $693.5 million in allocated value associated with property acquisitions.

a.	After preferred dividends.
b.
Includes impairment charges totaling $34.5 million in fourth-quarter 2012, $9.1 million in fourth-quarter 2011, $46.2 million in 2012 and $71.1 million in 2011 to reduce certain fields’ net carrying value to fair value.  Also includes adjustments for asset retirement obligations associated with certain of McMoRan’s oil and gas properties totaling approximately $1.3 million in the fourth-quarter 2012, $11.4 million in the fourth-quarter 2011, $17.6 million in 2012 and $57.3 million in 2011.

c.
Includes $93.5 million of charges to exploration expense in 2012 primarily resulting from the write-off of allocated carrying value of leasehold interests from the December 2010 property acquisition no longer being pursued as well as the write-off of costs associated with the lease expiration of the Boudin well.  Also includes charges to exploration expense totaling $42.3 million in 2011 for non-commercial well costs primarily associated with the Blueberry Hill #9 STK1 well.

d.
Includes gain on sale of oil and gas properties resulting from McMoRan’s completed sale of two traditional GOM shelf oil and gas property packages totaling $39.7 million in the fourth quarter 2012 and $40.5 million in 2012.

e.	Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $39.1 million in fourth quarter 2011 and $91.1 million in 2011.
f.
Includes reclamation spending of $28.4 million in fourth-quarter 2012, $56.6 million in fourth-quarter 2011, $76.6 million in 2012 and $150.0 million in 2011.  Also includes working capital sources/(uses) of $(31.0) million in fourth-quarter 2012, $2.5 million in fourth quarter 2011, $(28.7) million in 2012 and $30.4 million in 2011.

g.	See reconciliation of EBITDAX to net loss applicable to common stock on page III.

PROPOSED TRANSACTION UPDATE

On December 5, 2012, McMoRan entered into an agreement whereby Freeport-McMoRan Copper & Gold Inc. (FCX) would acquire McMoRan for per-share consideration consisting of $14.75 in cash and 1.15 units of a royalty trust, which will hold a 5 percent overriding royalty interest in future production from McMoRan’s existing ultra-deep exploration prospects.  In connection with the proposed transaction, Gulf Coast Ultra Deep Royalty Trust, the royalty trust formed, has filed with the Securities and Exchange Commission a registration statement on Form S-4 that includes a preliminary proxy statement of McMoRan that also constitutes a prospectus of the royalty trust.  In addition to the transaction requiring McMoRan’s shareholder approval, U.S. antitrust clearance under the Hart-Scott-Rodino Act is also required.  On December 26, 2012, the Federal Trade Commission granted early termination of the Hart-Scott-Rodino waiting period.  The transaction is expected to close in the second quarter of 2013.

PRODUCTION ACTIVITIES

Fourth-quarter 2012 production averaged 119 MMcfe/d net to McMoRan, compared with 170 MMcfe/d in the fourth quarter of 2011.  Production in the fourth quarter of 2012 was in line with McMoRan’s previously reported estimate of 120 MMcfe/d in October 2012.  Production is expected to average approximately 100 MMcfe/d in the first quarter of 2013.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance, weather and other factors.

Production from the Flatrock field averaged a gross rate of approximately 94 MMcfe/d (39 MMcfe/d net to McMoRan) in the fourth quarter of 2012, compared with 147 MMcfe/d (60 MMcfe/d net to McMoRan) in the fourth quarter of 2011.  Production from Flatrock is expected to be lower in 2013 compared to 2012 as a result of normal declines in currently producing zones.  Following depletion of currently producing zones, McMoRan is planning several recompletions to additional pay zones which are expected to increase production in future years.  Cumulative 8/8ths production from Flatrock through December 31, 2012 totaled 299 Bcfe and independent reservoir engineers’ preliminary estimates at December 31, 2012 totaled 195 Bcfe (8/8ths), including 40 Bcfe (16.6 Bcfe net to McMoRan) in positive reserve adjustments during 2012 related to favorable production performance.  McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

ULTRA-DEEP EXPLORATION & DEVELOPMENT ACTIVITIES

Since 2008, McMoRan’s drilling activities in the shallow waters of the GOM below the salt weld (i.e. listric fault) have successfully confirmed McMoRan’s geologic model and the highly prospective nature of this emerging geologic trend.  The data from seven wells drilled to date indicate the presence below the salt weld of geologic formations including Upper/Middle/Lower Miocene, Frio, Vicksburg, Upper Eocene, Sparta carbonate, Wilcox, Tuscaloosa and Cretaceous carbonate, which have been prolific onshore, in the deepwater GOM and in international locations.  The results of these activities indicate the potential for a major new geologic trend spanning 200 miles in the shallow waters of the GOM and onshore in the Gulf Coast area.  Further drilling and flow testing will be required to determine the ultimate potential of this new trend.

The Lineham Creek exploration prospect, which is located onshore in Cameron Parish, Louisiana is currently drilling below the salt weld at 26,500 feet.  As previously reported in November 2012, the well encountered what appears to be hydrocarbon bearing porous sands above 24,000 feet, as identified by wireline logs.  The well, which is targeting Eocene and Paleocene objectives below the salt weld, has a proposed total depth of 29,000 feet.  Chevron U.S.A. Inc., as operator of the well, holds a 50 percent working interest.  McMoRan is participating for a 36.0 percent working interest.  Other working interest owners include Energy XXI (NASDAQ: EXXI) (9.0%) and W. A. “Tex” Moncrief Jr. (5.0%).  McMoRan’s investment in Lineham Creek totaled $53.6 million at December 31, 2012.

The Lomond North ultra-deep prospect, which is located in the Highlander area, primarily in St. Martin Parish, Louisiana, is currently drilling below 13,500 feet.  This exploratory well has a proposed total depth of 30,000 feet and is targeting Eocene, Paleocene and Cretaceous objectives below the salt weld.  McMoRan controls rights to approximately 80,000 gross acres in Iberia, St. Martin, Assumption and Iberville Parishes, Louisiana.  McMoRan is operator and currently holds a 72.0 percent working interest.  Other working interest owners include EXXI (18.0%) and W. A. “Tex” Moncrief Jr. (10.0%).  McMoRan’s investment in Lomond North totaled $40.1 million at December 31, 2012.

The Blackbeard West No. 2 ultra-deep exploration well on Ship Shoal Block 188 was drilled to a total depth of 25,584 feet in January 2013.  As previously reported, McMoRan has set a production liner,

which would enable completion, and is preparing to release the rig.  Through logs and core data, McMoRan has identified three potential hydrocarbon bearing Miocene sand sections between approximately 20,800 and 24,000 feet.  Initial completion efforts are expected to focus on the development of approximately 50 net feet of laminated sands in the Middle Miocene located at approximately 24,000 feet.  Additional development opportunities in the well bore include approximately 80 net feet of potential low-resistivity pay at approximately 22,400 feet and an approximate 75 foot gross section at approximately 20,900 feet.  Pressure and temperature data indicate that a completion at these depths could utilize conventional equipment and technologies.  McMoRan holds a 69.4 percent working interest and a 53.1 percent net revenue interest in Ship Shoal Block 188.  Other working interest owners include EXXI (22.9%) and Moncrief Offshore LLC (7.7%).  McMoRan’s investment in Blackbeard West No. 2 totaled $90.6 million at December 31, 2012.

Operations to flow test the Davy Jones No. 1 well on South Marsh Island Block 230 are ongoing.  During January 2013, McMoRan re-perforated the Wilcox zones in the well with electric wireline through tubing perforating guns.  Recent operations confirmed that the perforations were open and that the Wilcox formation could accept fluid. McMoRan is currently evaluating plans to pump a hydraulic fracture treatment including proppant to facilitate hydrocarbon movement into the wellbore.  McMoRan plans to incorporate potential core and log data from Lineham Creek in evaluating future plans at Davy Jones.

Completion and testing of the Davy Jones offset appraisal well (Davy Jones No. 2) is expected to commence following review of results from Davy Jones No. 1.  Davy Jones is located on a 20,000 acre structure that has multiple additional drilling opportunities.

As previously reported, McMoRan has drilled two successful sub-salt wells in the Davy Jones field.  The Davy Jones No. 1 well logged 200 net feet of pay in multiple Wilcox sands, which were all full to base.  The Davy Jones offset appraisal well (Davy Jones No. 2), which is located two and a half miles southwest of Davy Jones No. 1, confirmed 120 net feet of pay in multiple Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect, and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.

McMoRan is the operator and holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: EXXI (15.8%), JX Nippon Oil Exploration (Gulf) Limited (12%) and Moncrief Offshore LLC (8.8%).  McMoRan’s total investment in Davy Jones, which includes $474.8 million in allocated property acquisition costs, totaled $1,024.0 million at December 31, 2012.

Development plans to complete and test the Middle Miocene sands at Blackbeard East on South Timbalier Block 144 and the Jackson/Yegua sands in the Upper Eocene at Lafitte on Eugene Island Block 223 are pending approval from the BSEE.  McMoRan holds a 72.0 percent working interest and a 57.4 percent net revenue interest in Blackbeard East.  Other working interest owners in Blackbeard East include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Blackbeard East, which includes $130.5 million in allocated property acquisition costs, totaled $308.8 million at December 31, 2012.  McMoRan holds a 72.0 percent working interest and a 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Lafitte, which includes $35.8 million in allocated property acquisition costs, totaled $196.8 million at December 31, 2012.

REVENUES

McMoRan’s fourth-quarter 2012 oil and gas revenues totaled $80.6 million, compared to $118.6 million during the fourth quarter of 2011.  During the fourth quarter of 2012, McMoRan’s sales volumes totaled 7.1 Bcf of gas, 456,500 barrels of oil and condensate and 193,100 barrels of natural gas liquids, compared to 10.4 Bcf of gas, 577,000 barrels of oil and condensate and 298,000 barrels of natural gas liquids in the fourth quarter of 2011.  McMoRan’s fourth-quarter comparable average realizations for gas were $3.68 per thousand cubic feet (Mcf) in 2012 and $3.57 per Mcf in 2011; for oil and condensate McMoRan received an average of $103.61 per barrel in fourth-quarter 2012 compared to $111.46 per barrel in fourth-quarter 2011; for natural gas liquids McMoRan received an average of $37.66 per barrel in fourth-quarter 2012 compared to $56.90 per barrel in fourth-quarter 2011.

ASSET SALES

As previously reported in October and November 2012, McMoRan completed the sale of two traditional GOM shelf oil and gas property packages.  The combined net cash proceeds from the two transactions (after closing adjustments) totaled $55.9 million and reclamation obligations assumed by the buyers totaled $45.6 million.  McMoRan’s fourth-quarter 2012 results included net gains totaling approximately $39.7 million in the connection with these transactions.

On January 17, 2013, McMoRan completed the sale of the Laphroaig field to EXXI for cash consideration of $80 million, before closing adjustments, and the assumption of related abandonment obligations.  The field represented approximately 10 percent of McMoRan’s total average daily production for the fourth quarter 2012.  The transaction was effective January 1, 2013.  McMoRan expects to record a net gain of approximately $74 million in the first quarter of 2013 in connection with this transaction.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At December 31, 2012, McMoRan had $114.9 million in cash.  Total debt was $557.3 million at December 31, 2012, including $257.3 million in convertible securities.  Currently, McMoRan has no borrowings and $115 million in availability under its revolving credit facility.  In January 2013, McMoRan reached agreement with the beneficiary of a $100 million letter of credit for future abandonment obligations to suspend the letter of credit requirement until June 30, 2013.

McMoRan has approximately 162 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 4% Convertible Senior Notes, 5¾% Convertible Perpetual Preferred Stock and 5¼% Convertible Senior Notes, McMoRan would have approximately 224 million common shares outstanding on a fully converted basis.

Capital expenditures totaled $89.5 million for the fourth quarter of 2012 and $505.1 million for the twelve-months ended December 31, 2012.  Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $28.4 million for the fourth quarter of 2012 and $76.6 million for the twelve-months ended December 31, 2012.

MAIN PASS ENERGY HUB™

Freeport-McMoRan Energy LLC, a subsidiary of McMoRan, and United LNG are engaged in efforts to utilize McMoRan’s Main Pass Energy Hub™ (MPEH™) as a potential Deepwater Port facility to receive, store, condition, and liquefy domestic natural gas for export as liquefied natural gas (LNG).  Natural gas would be received by pipeline at MPEH™, processed, and then transferred to on-site Floating Liquefaction Storage & Offloading vessels for liquefaction and offloading to LNG transport vessels for export to foreign locations.  MPEH™ is located offshore in the GOM 37 miles east of Venice, Louisiana on Main Pass Block 299 and is close to significant Gulf Coast natural gas production and numerous interstate pipelines and offshore gathering systems.

The project would utilize existing offshore structures of the McMoRan owned MPEH™ Deepwater Port, which was approved by the U.S. Maritime Administration in 2007 as a Deepwater Port for the importation and regasification of LNG, conditioning of natural gas to produce NGLs, and storage of natural gas in salt caverns. Modification of the Main Pass facilities to accommodate use as an LNG export facility would require additional permit approvals.

On January 4, 2013, the Department of Energy (DOE) authorized export of domestically produced LNG by vessel from the proposed MPEH™ Deepwater Port to any country that has or subsequently enters into a free trade agreement (FTA) with the United States.  The approval allows export of up to 24 million tonnes of LNG per annum (3.2 bcf per day) for a 30-year term, beginning on the earlier of the date of first export or 8 years from the date the authorization is issued (January 4, 2021), pursuant to one or more long-term contracts with third parties that do not exceed the term of the authorization.

McMoRan and United LNG are engaged in studies to define the project and related permitting requirements and are developing commercial arrangements required to support the significant capital investments involved in the project.  A non-FTA application, seeking approval to export to countries without free trade agreements with the United States, is being developed.

RESERVE UPDATE

Independent reservoir engineers’ preliminary estimates of McMoRan’s proved oil, natural gas and natural gas liquid reserves as of December 31, 2012, were 206.9 Bcfe, compared with 255.8 Bcfe at December 31, 2011.  Year-end 2012 reserves reflect positive reserve revisions from certain of McMoRan’s producing properties (principally Flatrock), offset by 2012 production and divestitures.  Amounts exclude pending results from ultra-deep activities.

Below is a summary of changes in proved reserves:
Bcfe
Proved Reserves at 12/31/11	255.8
2012 Production	(50.2)
Divestitures	(22.0)
Net Revisions*	23.3
Proved Reserves at 12/31/12	206.9
* Positive revisions principally from Flatrock (16.6 Bcfe) and West Cameron Block 73 override (2.1 Bcfe).

WEBCAST INFORMATION

A conference call with securities analysts to discuss McMoRan’s fourth-quarter 2012 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, February 15, 2013.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding potential oil and gas discoveries, oil and gas exploration, development and production activities and costs, amounts and timing of capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity, the potential merger with FCX, the potential MPEHTM project and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition.  Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, access to capital to fund drilling activities, the ability to obtain regulatory approvals and significant project financing for the potential MPEHTM project, the failure to consummate the merger with FCX as well as other general exploration and development risks and hazards and other factors described in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (SEC), as updated by McMoRan’s subsequent filings.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not recognized under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in our consolidated financial statements are included in the supplemental schedules of this press release.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the royalty trust formed in connection with the transaction has filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement of McMoRan that also constitutes a prospectus of the royalty trust. FCX, the royalty trust and McMoRan also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the definitive proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by FCX, the royalty trust and McMoRan with the SEC at the SEC’s website at www.sec.gov. You may also obtain these documents by contacting FCX’s Investor Relations department at (602) 366-8400, or via e-mail at ir@fmi.com; or by contacting McMoRan’s Investor Relations department at (504) 582-4000, or via email at ir@fmi.com.

FCX and McMoRan and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about FCX’s directors and executive officers is available in FCX’s proxy statement dated April 27, 2012, for its 2012 Annual Meeting of Stockholders. Information about McMoRan’s directors and executive officers is available in McMoRan’s proxy statement dated April 27, 2012, for its 2012 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the definitive proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from FCX or McMoRan using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

Three Months Ended	Year Ended
December 31,	December 31,
2012	2011	2012	2011

Revenues:
Oil and natural gas	$80,608	$118,581	$362,995	$542,310
Service	3,562	3,338	13,893	13,104
Total revenues	84,170	121,919	376,888	555,414
Costs and expenses:
Production and delivery costs	36,407	45,269	155,141	206,319
Depletion, depreciation and amortization expense a	57,168	59,164	173,817	307,902
Exploration expenses	5,231	2,910	127,994	b	81,742	b
General and administrative expenses	14,217	10,419	52,977	49,471
Insurance recoveries c	-	(39,058)	(1,229)	(91,076)
Gain on sale of oil and gas properties d	(39,654)	-	(40,453)	(900)
Main Pass Energy Hub™ costs	77	26	287	588
Total costs and expenses	73,446	78,730	468,534	554,046
Operating income (loss)	10,724	43,189	(91,646)	1,368
Interest expense, net e	-	-	-	(8,782)
Loss on debt exchange	-	-	(5,955	)f	-
Other income, net	43	196	568	810
Income (loss) from continuing operations before income taxes	10,767	43,385	(97,033)	(6,604)
Income tax expense	-	-	-	-
Income (loss) from continuing operations	10,767	43,385	(97,033)	(6,604)
Loss from discontinued operations	(1,688)	(4,642)	(7,261)	(9,364)
Net income (loss)	9,079	38,743	(104,294)	(15,968)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(10,286)	(10,343)	(41,276)	(42,800)
Net income (loss) applicable to common stock	$(1,207)	$28,400	$(145,570)	$(58,768)

Basic net income (loss) per share of common stock:
Continuing operations g	$(0.00)	$0.21	$(0.86)	$(0.31)
Discontinued operations	(0.01)	(0.03)	(0.04)	(0.06)
Net income (loss) per share of common stock	$(0.01)	$0.18	$(0.90)	$(0.37)

Diluted net income (loss) per share of common stock:
Continuing operations g	$(0.00)	$0.19	$(0.86)	$(0.31)
Discontinued operations	(0.01)	(0.03)	(0.04)	(0.06)
Net income (loss) per share of common stock	$(0.01)	$0.16	$(0.90)	$(0.37)

Average common shares outstanding:
Basic	161,928	161,328	161,702	159,216
Diluted	161,928	181,436	161,702	159,216

I

a.
Includes impairment charges totaling $34.5 million and $46.2 million in the fourth quarter and year ended December 31, 2012, and $9.1 million and $71.1 million in the fourth quarter and year ended December 31, 2011, respectively. Also includes reclamation accrual adjustments for asset retirement obligations associated with certain oil and gas properties totaling approximately $1.3 million and $17.6 million in the fourth quarter and year ended December 31, 2012, respectively and approximately $11.4 million and $57.3 million in the fourth quarter and year ended December 31, 2011, respectively.

b.	Includes charges for non-productive well costs and unproven leasehold cost impairments of $93.5 million and $42.3 million for the years ended December 31, 2012 and 2011, respectively.
c.	Primarily represents McMoRan’s share of insurance reimbursements related to losses incurred from prior hurricane events.
d.
2012 amounts include $39.7 million of gains on sale of certain Gulf of Mexico oil and gas properties for net cash proceeds of approximately $55.9 million and the assumption of related abandonment obligations recorded in the fourth quarter of 2012.

e.
Net of interest capitalized to in-progress drilling projects of approximately $14.1 million and $56.5 million in the fourth quarter and year ended December 31, 2012, respectively, and $14.2 million and $47.4 million in the fourth quarter and year ended December 31, 2011, respectively.

f.
Represents the debt extinguishment accounting loss recorded in September 2012 resulting from McMoRan’s exchange of $67.8 million of its 5¼% convertible senior notes due October 2012 for an equal principal amount of newly issued 5¼% convertible senior notes due October 2013.

g.	For purposes of the earnings per share computations, the net loss applicable to continuing operations includes preferred stock dividends and conversion inducement payments.

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the Company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net income (loss) from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; stock-based compensation charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas properties; loss on debt exchange; and hurricane damage repairs.  EBITDAX should not be considered by itself or as a substitute for net loss, operating loss, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net loss, the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Fourth Quarter		Year Ended December 31,
	2012	2011	2012	2011
Net income (loss) applicable to common stock, as reported	$(1,207)	$28,400	$(145,570)	$(58,768)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	10,286	10,343	41,276	42,800
Loss from discontinued operations	1,688	4,642	7,261	9,364
Income (loss) from continuing operations, as reported	10,767	43,385	(97,033)	(6,604)

Other income, net	(43)	(196)	(568)	(810)
Interest expense, net	-	-	-	8,782
Income tax expense	-	-	-	-
Main Pass Energy HubTM costs	77	26	287	588
Exploration expenses	5,231	2,910	127,994	81,742
Depletion, depreciation and amortization expense	57,168	59,164	173,817	307,902
Stock-based compensation charged to general and
administrative expenses	1,939	1,486	9,756	9,945
Insurance recoveries	-	(39,058)	(1,229)	(91,076)
Gain on sale of oil and gas properties	(39,654)	-	(40,453)	(900)
Loss on debt exchange	-	-	5,955	-
Hurricane damage repairs and other	1,537	(159)	1,547	246
EBITDAX	$37,022	$67,558	$180,073	$309,815

III

McMoRan EXPORATION CO.
OPERATING DATA (Unaudited)

	Fourth Quarter		Year Ended December 31,
	2012	2011	2012	2011
Sales volumes:
Gas (thousand cubic feet, or Mcf)	7,056,800	10,361,800	31,797,400	45,000,000
Oil (barrels)	456,500	577,000	2,107,300	2,716,900
Natural gas liquids (NGLs, in barrels)	193,100	298,000	965,500	1,154,200
Average realizations:
Gas (per Mcf)	$ 3.68	$ 3.57	$ 2.92	$ 4.32
Oil (per barrel)	$ 103.61	$ 111.46	$ 107.58	$ 104.45
NGLs (per barrel)	$ 37.66	$ 56.90	$ 44.66	$ 54.78

IV

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$114,867	$568,763
Accounts receivable	52,548	72,085
Inventories	28,532	36,274
Prepaid expenses	15,186	9,103
Current assets from discontinued operations, including restricted cash
of $473	2,013	682
Total current assets	213,146	686,907
Property, plant and equipment, net	2,394,522	2,181,926
Restricted cash and other	61,319	61,617
Deferred costs	7,696	8,325
Long-term assets from discontinued operations	439	439
Total assets	$2,677,122	$2,939,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$83,937	$115,832
Accrued liabilities	131,648	160,822
Accrued interest and dividends payable	14,433	14,448
Current portion of accrued oil and gas reclamation costs	57,336	58,810
5¼% convertible senior notes	67,832	66,223
Current liabilities from discontinued operations, including sulphur reclamation costs	2,328	5,264
Total current liabilities	357,514	421,399
11.875% senior notes	300,000	300,000
4% convertible senior notes	189,470	187,363
Accrued oil and gas reclamation costs	188,245	267,584
Other long-term liabilities	17,204	20,886
Other long-term liabilities from discontinued operations, including sulphur reclamation costs	21,478	19,018
Total liabilities	1,073,911	1,216,250
Stockholders' equity	1,603,211	1,722,964
Total liabilities and stockholders' equity	$2,677,122	$2,939,214

V

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)
(In Thousands

	Year Ended
	December 31,
	2012	2011

Cash flow from operating activities:
Net loss	$(104,294)	$(15,968)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	7,261	9,364
Depletion, depreciation and amortization expense	173,817	307,902
Exploration drilling and related expenditures	93,506	42,339
Loss on debt exchange	5,955	-
Compensation expense associated with stock-based awards	17,445	18,325
Reclamation expenditures, net	(76,615)	(150,021)
Increase in restricted cash	(5,006)	(5,012)
Gain on sale of oil and gas properties	(40,453)	(900)
Amortization of deferred financing costs and other	68	5,563
(Increase) decrease in working capital:
Accounts receivable	20,821	(22,996)
Accounts payable and accrued liabilities	(59,719)	45,944
Prepaid expenses, inventories and other	10,191	7,490
Net cash provided by continuing operations	42,977	242,030
Net cash used in discontinued operations	(9,327)	(14,982)
Net cash provided by operating activities	33,650	227,048

Cash flow from investing activities:
Exploration, development and other capital expenditures	(505,132)	(509,494)
Acquisition of oil and gas properties	-	(9,520)
Proceeds from sale of oil and gas properties	56,679	900
Net cash used in continuing operations	(448,453)	(518,114)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(448,453)	(518,114)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(41,295)	(37,951)
Payment of 5 ¼% convertible senior notes	(345)	(6,543)
Credit facility refinancing fees	-	(1,745)
Debt and equity issuance costs	(59)	(562)
Proceeds from exercise of stock options and other	2,606	946
Net cash used in continuing operations	(39,093)	(45,855)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(39,093)	(45,855)
Net decrease in cash and cash equivalents	(453,896)	(336,921)
Cash and cash equivalents at beginning of year	568,763	905,684
Cash and cash equivalents at end of period	$114,867	$568,763

Supplemental non-cash investing & financing activities:
Issuance of 2.8 million shares of common stock and other non-cash purchase price consideration related to property acquisition	$-	$39,123

VI